CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF PAGES 5 AND 6 OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [*]. CONFIDENTIAL INFORMATION OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Exhibit 10.22

SYMPHONY BUSINESS ALLIANCE AGREEMENT

THIS AGREEMENT is made the 27th day of February 2004

BETWEEN:

(1)	Symphony House Berhad (Company No. 592563-P) (“SHB”), a company incorporated in Malaysia under the Act (as defined hereunder), and having its registered office at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia, of the one part;

AND

(2)	Vsource (Malaysia) Sdn Bhd (Company No. 502982-W) (“V-COE”), a company incorporated in Malaysia under the Act (as defined hereunder) and having its registered office at Level 41, Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia, of the second part;

AND

(3)	Vsource Inc (“VSCE”), a company incorporated in Delaware, the United States of America, pursuant to the laws of the State of Delaware, United States of America and having its headquarters at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037, United States of America, of the third part;

SHB, V-COE and VSCE shall be referred to in this Agreement individually as “Party” and collectively as “the Parties”.

RECITALS:

A.	Pursuant to a Sale and Purchase Agreement dated 11 December 2003 between SHB and VSCE (“SPA”), SHB had agreed to acquire from VSCE, 30.34% of the enlarged share capital of V-COE for a cash consideration of RM27,855,392. It was also a condition precedent to Completion (as defined hereunder) of the SPA that SHB, VSCE and V-COE shall enter into a business agreement to regulate their inter-company relationship following the Completion of the SPA.

B.	Upon or after the Completion of the SPA, V-COE will enter into sub-contracts with the nominated subsidiaries of SHB, setting out the terms governing the provision of services by V-COE or any member of the V-COE Group (as defined hereunder), as sub-contractor to the clients of SHB and its related corporations (“Symphony Sub-contracts”). The Symphony Sub-contracts will be premised upon the terms of the business structure set out in this Agreement.

C.	V-COE is a wholly owned subsidiary of VSCE. It is the intention of the Parties that upon or after the Completion of the SPA, V-COE will enter into sub-contracts with VSCE, setting out the terms governing the provision of services by V-COE or any member of the V-COE Group, as sub-contractor, to the clients of VSCE and its related corporations (“VSCE Sub-contracts”). Simultaneous with the execution of this Agreement, V-COE will enter into a separate business alliance agreement with VSCE and SHB, setting out the terms of the business structure upon which the VSCE Sub-contracts will be premised.

1.    DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Whenever used in this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:

“Act”	means the Malaysian Companies Act of 1965;

“Agreed Gross Margin”

means, with respect to each Malaysian BPO Contract that the Symphony Group enters into with a client and for which the V-COE Group is delivering BPO Services pursuant to a Symphony Sub-contract, an amount as determined in good faith by the V-COE Pricing Committee that is equivalent to the difference between the annual revenue derived from BPO Services under such Malaysian BPO Contract and the Agreed Contract Costs;

“Agreed Contract Costs”

means, as determined in good faith by the V-COE Pricing Committee, the actual annual cost of the Symphony Group’s personnel, infrastructure, technology, out-of-pocket expenses, depreciation and amortization of fixed assets and licences associated with the delivery of BPO Services under a Symphony Sub-contract in connection with a Malaysian BPO Contract;

“BPO Services”	means the provision of customized business process outsourcing and human capital management solutions;

“Business Day”	means a day (other than a Saturday, a Sunday or a public holiday) on which banks in Kuala Lumpur and Hong Kong (as the case may be) are open for business;

“Completion”	means the completion of the SPA subject to the terms and conditions of the SPA;

“Malaysian BPO Contracts”	means contracts entered into or originated by the Symphony Group relating to the delivery of BPO Services to Malaysian companies and their related corporations;

“Symphony Group”	means SHB, its present and future subsidiaries and related corporations;

“V-COE Group”	means V-COE and its present and future subsidiaries, including without limitation Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company;

“V-COE Pricing Committee”

means a sub-committee to be set up by the Board of Directors of V-COE after the Completion of the SPA, which shall be chaired by the chief executive officer of V-COE, with its members represented by one V-COE director nominated by VSCE and one V-COE director nominated by SHB respectively;

“VSCE Business Alliance Agreement”	means the business alliance agreement of even date entered into between V-COE, VSCE and SHB.

1.2	Interpretation

1.2.1	In this Agreement, unless the context otherwise requires:-

(a)	words denoting the singular number include the plural number and vice-versa;

(b)	words denoting the masculine gender shall include the feminine and neuter genders and vice-versa;

(c)	reference to persons shall include bodies corporate, unincorporated associations and partnerships;

(d)	reference to Clauses and Schedules are reference to clauses and schedules to this Agreement unless otherwise specified;

(e)	reference to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation and all regulations, guidelines, practice notes and statutory instruments issued under such legislation or provision made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement, so far as such modification or re-enactment, applies or is capable of applying to any transactions entered into pursuant to this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions, regulations, guidelines, practice notes (as from time to time modified or re-enacted) which have directly or indirectly been replaced. For the avoidance of doubt, if such modification or re-enactment has the retrospective effect of increasing the liability of either Party hereunder, the other Parties may, in good faith, review the effect or impact of such modification or re-enactment on the affected Party in the context of this Agreement, and may agree to such other terms and conditions as may be necessary, to address the said effect or impact on the affected Party;

(f)	headings to the Clauses and Schedules of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

(g)	where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings;

(h)	reference to any Party to this Agreement or any other agreement or instrument shall include that Party’s successors and permitted assigns;

(i)	reference to any agreement or instrument shall include references to such agreement or instrument as amended, novated, supplemented, varied or replaced from time to time;

(j)	the Recitals and Schedules to this Agreement and all documents delivered pursuant to this Agreement shall form part of this Agreement;

(k)	where applicable, where reference to two or more persons or parties are included or comprised in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by such persons or parties shall be enforceable by them jointly and severally and agreements, covenants, terms, stipulations and undertakings expressed to be made by or on behalf of or on the part of such persons or parties shall be deemed to be binding upon such persons or parties jointly and severally;

(l)	if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

(m)	where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified;

(n)	a period of a month from the happening of an event or the doing of an act or thing will be deemed to be inclusive of the day on which the event happens or the act or thing is required to be done;

(o)	where applicable, reference to “subsidiary(ies)”, “related company(ies) and “holding company(ies)” shall have the meanings respectively ascribed to them under the Act;

(p)	where applicable, reference to “the best of the knowledge and belief” of any person or persons means “to the best of the knowledge and belief of such person or persons after undertaking enquiries which were reasonable in the circumstances;

(q)	reference to writing shall include any method of reproducing words in a legible manner on paper and delivered either through facsimile or post or by hand.

2.     BUSINESS ALLIANCE STRUCTURE

2.1	The Parties hereby agree that the Symphony Sub-contracts will be premised upon the following terms and conditions set out in this Agreement.

2.1.1	Malaysian BPO Contracts:

Unless this Agreement is terminated in accordance with Clause 7 of this Agreement, the V-COE Group will have a first right of refusal to deliver BPO Services, as primary sub-contractor, to clients with which the Symphony Group has entered into new Malaysian BPO Contracts, on the understanding that:

(a)	the revenue earned by the V-COE Group on each Symphony Sub-contract shall be equivalent to the Agreed Contract Costs plus [*Confidential information omitted and filed separately with the Securities and Exchange Commission]% of the Agreed Gross Margin; and

(b)	the V-COE Group will undertake in each Symphony Sub-contract to deliver the specified sub-contracted BPO Services to the relevant Symphony Group client in accordance with the service level agreements set forth in the relevant Malaysian BPO Contract.

The V-COE Group shall continue to have the first right of refusal to deliver the BPO Services in the manner stipulated herein upon each successive renewal of such Malaysian BPO Contract.

2.1.2	V-COE as primary contractor: The Parties hereby agree that new Malaysian BPO Contracts with the Symphony Group clients may be entered into directly by any member of the V-COE Group as the primary or sole contractor, if so requested by the relevant client. In each such case, the relevant member of the V-COE Group shall pay to SHB the management fee set out in Clause 3.2 herein.

2.1.3	The Parties further agree that the Gross Margin referred to in Clause 2.1.1 shall continue to be payable by the Symphony Group to the V-COE Group for each successive renewal of the Malaysian BPO Contracts between the Symphony Group and the Symphony Group clients.

2.1.4	For the avoidance of doubt, the V-COE Group will remain as the primary contractor to provide BPO Services to Malaysian companies and their subsidiaries under MNC BPO Contracts (as defined in the VSCE Business Alliance Agreement) to which any member of the V-COE Group is a party and are subsisting as of the date of Completion of the SPA, and the V-COE Group will not be required to compensate SHB or any member of the Symphony Group for services provided in respect of these MNC BPO Contracts except if otherwise or as mutually agreed.

2.1.5	The Parties further acknowledge that the Symphony Group currently provides BPO Services in accounting, cheque and payroll processing to certain clients and consequently, the Parties agree that the first right of refusal referred to in Clause 2.1.1 shall not be applicable for:

(a)	Malaysian BPO Contracts with a value of less than RM500,000 per annum;

(b)	Malaysian BPO Contracts with companies and entities that are currently existing clients of the Symphony Group; and

(c)	Malaysian BPO Contracts for the provision of cheque processing services irrespective of the value attached to the relevant contract.

2.1.6	The Parties further agree that the execution of this Agreement and the VSCE Business Alliance Agreement shall be deemed satisfaction of the condition precedent referred to in Clause 4.1.3 of the SPA.

3.     PRICING, MANAGEMENT FEES AND SUB-CONTRACT FEES

3.1	Pricing:

3.1.1	The Parties further agree that the pricing of any new Malaysian BPO Contracts with multinational and Malaysian companies shall be subjected to the approval of the V-COE Pricing Committee, which approval shall not be unreasonably withheld or delayed.

3.1.2	Any decision of the V-COE Pricing Committee shall be unanimous and decided by all three (3) members of the V-COE Pricing Committee. If there should be any deadlock or impasse amongst the members of the V-COE Pricing Committee, the matter shall, unless VSCE and SHB otherwise agree, be referred to mediation in accordance with the terms set out in this Agreement.

3.2	Malaysian BPO Contracts where V-COE Group is the primary or sole contractor:

3.2.1	SHB shall be entitled to a management fee amounting to [*Confidential information omitted and filed separately with the Securities and Exchange Commission]% of the Agreed Gross Margin (“Symphony Management Fee”) for each new Malaysian BPO Contract where the said contract, at the request of the client, is executed between the relevant client and any member of the V-COE Group, with such member of the V-COE Group as the primary or sole contractor (“Direct Malaysian BPO Contract”). The Management Fee shall continue to be payable by the relevant member of the V-COE Group to SHB for each successive renewal of such Direct Malaysian BPO Contract.

3.2.2	The Symphony Management Fee shall be paid by V-COE to SHB within seven (7) Business Days of receipt by the V-COE Group of any payment from the relevant client for the performance of the V-COE Group’s services under the relevant Direct Malaysian BPO Contract.

3.3	Symphony Sub-contracts: Save as otherwise provided in the relevant Symphony Sub-contract, the V-COE Group’s sub-contracting fees shall be invoiced to SHB on a “back-to-back” basis to match the times that SHB or a member of the Symphony Group will invoice clients under the relevant Malaysian BPO Contracts or renewed Malaysian BPO Contracts, as the case may be, and such invoiced fees shall be paid by SHB to V-COE within seven (7) Business Days of receipt by the Symphony Group of the corresponding payment from the relevant clients under the relevant Malaysian BPO Contract or renewed Malaysian BPO Contract, as the case may be.

4.    REPRESENTATIONS AND WARRANTIES

4.1	Each Party hereby represents and warrants to the other Parties that:

4.1.1	it is a company incorporated and validly existing under the laws of the country of its incorporation and has full power and authority to enter into this Agreement;

4.1.2	this Agreement constitutes the legal, valid and binding obligations of each Party in accordance with their respective terms;

4.1.3	the execution, delivery and performance of this Agreement is within each Party’s respective corporate power, have been duly authorised by all necessary corporate actions and do not contravene each Party’s respective memorandum and articles of association; and

4.1.4	to the best of its knowledge and belief and save as otherwise disclosed to the other Parties in writing, no conflict of interest exists or is likely to arise in the performance of the first mentioned Party’s obligations under this Agreement.

4.2	V-COE hereby represents and warrants to SHB that the V-COE Group’s personnel who will be involved in the provision of the BPO Services in relation to the Symphony Sub-contracts, the Direct Malaysian BPO Contracts and VSCE Sub-contracts are knowledgeable in the relevant fields of expertise to which that personnel has been assigned.

5.    RESPONSIBILIITIES OF THE PARTIES

5.1	Upon presentation of the first right of refusal by the Symphony Group to the V-COE Group of the relevant Malaysian BPO Contract and prior to the V-COE Group’s accepting or rejecting the said Malaysian BPO Contract, the V-COE Group shall take such reasonable steps to ensure that an objective assessment of the relevant Malaysian BPO Contract is undertaken. If the V-COE Group should reject any of the said contracts, the reasons for such rejection will be properly documented and provided in writing to SHB and VSCE.

5.2	SHB shall ensure that the V-COE Group is authorized to use all software licences licensed to the Symphony Group for the benefit of its subsidiaries and related corporations and which are necessary for the provision of the BPO Services by the V-COE Group pursuant to the Symphony Sub-contracts.

5.3	The Symphony Group shall provide the V-COE Group with such documents and information as the V-COE Group shall reasonably require from time to time, to enable the V-COE Group to carry out its obligations under the Symphony Sub-contracts.

5.4	Except as otherwise set forth in a Symphony Sub-contract, the V-COE Group shall be responsible for providing all personnel, software, hardware and any other assets and facilities necessary to perform its obligations under each Symphony Sub-contract that it enters into with SHB.

5.5	V-COE shall be responsible for the training of all of the V-COE Group’s employees, agents and sub-contractors involved in the delivery of BPO Services pursuant to the Symphony Sub-contracts.

5.6	V-COE shall maintain a complete and accurate set of records and documents on the clients to which the Symphony Sub-contracts and Direct Malaysian BPO Contracts relate and the performance of the V-COE Group under the Symphony Sub-contracts and Direct Malaysian BPO Contracts. V-COE shall make these records and documents available for inspection by VSCE or SHB, upon the giving of reasonable notice by VSCE or SHB as the case may be.

5.7	Each Party further agrees that it shall not, during the course of this Agreement, the VSCE Business Alliance Agreement, the Symphony Sub-contracts, the Direct Malaysian BPO Contracts or the VSCE Sub-contracts, engage in any activity which is likely to compromise the ability of the other Parties to perform their respective obligations under this Agreement, the VSCE Business Alliance Agreement, the Symphony Sub-contracts, the Direct Malaysian BPO Contracts or the VSCE Sub-contracts, fairly and independently and shall disclose to the other Parties, any activity which constitutes or may constitute a conflict of interest.

6.    EVENTS OF DEFAULT

6.1	Each of the following events is referred to as an “Event of Default”:-

6.1.1	if any of the Parties hereto is in material breach or default of any of its material obligations under this Agreement, which will include a failure by the Symphony Group to provide a first right of refusal to the V-COE Group in accordance with Clause 2;

6.1.2	if any of the Parties hereto goes into liquidation (either voluntary or compulsory unless as part of a bone fide scheme of reconstruction or amalgamation), be dissolved, compound with its creditors or have a receiver appointed over the whole or any part of its assets, then, the Party referred to in the abovementioned paragraphs shall hereinafter be referred to as the “Defaulting Party”.

6.2	Where an Event of Default occurs, either or both of the other Party(ies) who is or are not the Defaulting Party (collectively the “Non-Defaulting Party”) has the option exercisable by giving notice (the “Default Notice”) to the Defaulting Party (with a copy to the remaining Party) to require the Defaulting Party to remedy the Event of Default (where applicable) within thirty (30) days from the date of the Default Notice (“Remedial Period”) Provided That in the case of an Event of Default under Clause 6.1.2, there will be no Remedial Period. If the Defaulting Party is not able to remedy the said Event of Default within the Remedial Period, the Non-Defaulting Party may, but is not obliged to serve a termination notice (“Termination Notice”) on the Defaulting Party (with a copy to the remaining Party) to terminate the Agreement immediately.

6.3

If an Event of Default occurs, the Non-Defaulting Party may instead of giving a Termination Notice in cases where such an Event of Default is remediable by either the Non-Defaulting Party or the Defaulting Party, either immediately upon service of the Default Notice or upon the expiry of the Remedial Period, as the case may be, take steps to remedy the Event of Default in which event the Defaulting Party shall indemnify and shall keep the Non-Defaulting Party indemnified of any liability, cost and expense of such remedial action, together with interest on the amount of such liability, cost and expense at a prescribed rate (to be agreed between the Parties). Notwithstanding such steps on the part of the Non-Defaulting Party, the Event of Default is deemed to continue unless it can be completely remedied by taking such steps.

6.4	Notwithstanding the provisions of Clauses 6.2 and 6.3 and save as otherwise provided in this Agreement, where the Defaulting Party is V-COE or VSCE, then so long as VSCE is the largest shareholder of V-COE, neither VSCE as the Non-Defaulting Party where V-COE is the Defaulting Party, nor V-COE as the Non-Defaulting Party where VSCE is the Defaulting Party, may exercise its right to terminate this Agreement unless it has obtained the written consent of SHB.

7.    TERMINATION OF AGREEMENT

7.1	This Agreement shall terminate upon the happening of whichever of the following shall first occur:-

7.1.1	upon delivery of the Termination Notice upon the happening of an Event of Default referred to in Clause 6;

7.1.2	within seven (7) Business Days from the date of notice by one Party invoking the force majeure provision on termination set out in this Agreement; or

7.1.3	upon mutual agreement of the Parties.

7.2	The V-COE Group shall, within seven (7) Business Days of the termination of this Agreement, return to SHB all documents and records pertaining to the new Malaysian BPO Contracts received by V-COE from SHB.

7.3	No Party shall have any further claims against the other Parties upon the termination of this Agreement and each of the Parties shall thereafter freely pursue such other related opportunities with the clients pursuant to the new Malaysian BPO Contracts, either on its own or with any other third party of its choice.

7.4	Save where termination arose out of a default of one Party, no Party shall have any further claims for compensation or damages against the first mentioned Party upon the termination of this Agreement.

7.5	The termination of this Agreement pursuant to the aforesaid Clauses above will not affect the Parties’ obligations pursuant to Clause 8. Notwithstanding the termination of this Agreement, the VSCE Business Alliance Agreement, the Symphony Sub-contracts, the Direct Malaysian BPO Contracts and the VSCE Sub-contracts, whether subsisting or renewed, shall continue to bind the parties therein independent of this Agreement in accordance with their respective terms.

8.    CONFIDENTIALITY

8.1	Except as permitted in Clauses 8.2 and 8.6, each Party shall procure that each Party, its employees, officers, agents and professional advisors must treat as strictly confidential all information received or obtained by the Party as a result of entering into or performing this Agreement, including any confidential, technical, commercial, financial or other information of or concerning the business or affairs of the other Party (“Confidential Information”) unless specifically agreed to between the Parties.

8.2	A Party, its employees, officers, agents, representatives or professional advisors may disclose information which would otherwise be classified as Confidential Information if and to the extent:

8.2.1	that is required to be disclosed by law or any securities exchange or regulatory or governmental body to which it is subject, wherever situated;

8.2.2	that is known to the Party receiving the information prior to the same being disclosed to it pursuant to this Agreement;

8.2.3	that it considers necessary to disclose the information to its professional advisors or auditors provided that the Party does so on a confidential basis; or

8.2.4	that the information has come into the public domain through no fault of that Party and other than by reason of breach by any Party or any of its employees, officers, agents, representatives or professional advisors in connection with its obligations under this Agreement.

8.3	The Parties agree that:

8.3.1	monetary damages alone would not be adequate compensation to a Party for a breach by the other Party(ies) of the provisions of Clause 8.1;

8.3.2	a Party may seek an injunction from a court of competent jurisdiction if:

(a)	the other Party(ies) fails to comply or threatens to fail to comply with the provisions of Clause 8.1; or

(b)	that Party has reason to believe that the other Party(ies) will not comply with the provisions of Clause 8.1.

8.4	The provisions of Clause 8.1 will survive the termination of this Agreement. In the event that this Agreement is terminated, the Parties shall promptly return to each other, all documents and other written materials so obtained pursuant to this Agreement.

8.5	Each of the Parties shall indemnify and keep each other fully and effectively indemnified against any loss, damage, cost and expense which the latter Party(ies) may directly suffer or which the first Party knew the latter Party(ies) would be likely to suffer as a result of or in connection with any breach of the confidentiality provisions referred to in Clause 8.1.

8.6	For the avoidance of doubt, the Parties acknowledge that under the applicable securities laws and regulations of Malaysia and the United States of America, each Party will be required to publicly disclose the execution of this Agreement, a copy of this Agreement and a summary of the terms of the transactions contemplated under this Agreement, and the Parties hereby consent to such disclosure by the other Parties.

9.    LIMIT OF LIABILITY

9.1	No Party shall be liable to the other Parties for any special, indirect or consequential loss or damage or for any loss of use, business, income, profits or contracts suffered by the first mentioned Party.

10.    FORCE MAJEURE

10.1	No Party shall be liable to the other Party(ies) in respect of any delay in performing or failure to perform any of its obligations hereunder if such delay or failure results from:-

10.1.1	any acts or intervention by any Governmental authorities or agencies;

10.1.2	fire, flood or explosion;

10.1.3	any act of God;

10.1.4	declared or undeclared war, act of terrorism or sabotage, or riots or civil commotion; or

10.1.5	strikes or other industrial disputes which are beyond the control of the Parties.

10.2	If a delay or failure of a Party to perform its obligations due to force majeure exceeds twenty-one (21) Business Days, either of the remaining Parties to this Agreement may immediately terminate this Agreement by providing written notice to the other Parties pursuant to Clause 7.2.

11.    SEVERANCE

11.1

If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable or illegal for any reason, but is capable of being read down, it will be read down to the extent necessary to render it binding and enforceable. If it is capable of being so read down, then such word or words, or if required, the whole provision will thereupon be severed and the remainder of this Agreement will otherwise remain in full force and effect.

12.    ENTIRE AGREEMENT

12.1	The foregoing represents the complete and exclusive statement of the Agreement between the Parties and supersedes any and all prior oral or written agreements, proposals, commitments, understandings, or communications with respect to the subject matter of this Agreement.

13.    CHANGE OF ADDRESS

13.1	Each of the Parties shall give notice to the other of the change of any address or telephone or facsimile at the earliest possible opportunity but in any event within forty-eight (48) hours of such change.

14.    NOTICES

14.1	Any notice, or other communication, including, but not limited to any request, demand, consent or approval to or by a Party under this Agreement must be in writing and in English, addressed to the relevant persons named below:

14.1.1	SHB

Address:	Level 17, Menara Milennium
Jalan Damanlela
Pusat Bandar Damansara
50490 Kuala Lumpur

Attention:	Y Bhg Dato’ Azman Yahya/Encik Abdul Hamid Sheikh Mohamed

Fax No:	+603-2715 7677

14.1.2	V-COE

Address:	Level 12, Menara HLA
No 3, Jalan Kia Peng
50450 Kuala Lumpur
Malaysia

Attention:	Chief Operating Officer/Corporate Controller

Fax No:	+603-7490 8008

with a copy to:

Address:	Vsource (Asia) Ltd
Unit 501, AXA Centre
151 Gloucester Road
Wanchai, Hong Kong

Attention:	General Counsel

Fax No:	+852 2523-1344

14.1.3	VSCE

Address:	7855 Ivanhoe Avenue
Suite 200
La Jolla, California 92037
United States of America

Attention:	Chief Financial Officer

Fax No:	+1 (858) 456-4878

with a copy to:

Address:	Vsource (Asia) Ltd
Unit 501, AXA Centre
151 Gloucester Road
Wanchai, Hong Kong

Attention:	General Counsel

Fax No:	+852 2523-1344

14.2	A notice sent:

14.2.1	by hand shall be deemed to have been served on the day of delivery;

14.2.2	by telefax shall be deemed to have been served upon confirmation of completion of transmission;

14.2.3.	by registered post shall be deemed to have been served on the 5th Business Day after posting, and in proving service, it shall be sufficient to prove that the notice was properly addressed and posted.

15.    GOVERNING LAW AND JURISDICTION

15.1	This Agreement is to be governed by and construed in accordance with Malaysian laws and each Party hereby submits to the non-exclusive jurisdiction of the Malaysian courts.

16.    DISPUTE RESOLUTION

16.1	Where any dispute arises between the Parties as to any matter arising out of or in connection with this Agreement, the Parties shall endeavour in good faith to resolve the dispute by mediation to be conducted at the Mediation Centre set up by the Bar Council of Malaysia in accordance with the Mediation Rules of the Mediation Centre by the appointment of a mediator (“Mediator”). The costs of such mediation shall be borne equally between the Parties.

16.2	If at the end of such mediation (which shall not exceed forty-five (45) days following the reference of the dispute or breach to the Mediator the matter remains unresolved), any Party hereto may refer the matter to be finally resolved by arbitration in accordance with the Malaysian Arbitration Act of 1952.

16.3	The arbitration tribunal shall consist of one arbitrator to be appointed by mutual agreement between the Parties in accordance with the Arbitration Act 1952.

16.4	Arbitration shall take place in Malaysia and the language of arbitration shall be English.

16.5	The decision of the arbitrator shall be final, binding and uncontestable and may be used as a basis for judgment thereon in any legal jurisdiction. Such decision shall include a determination as to which of the Parties shall bear the costs of the arbitration proceedings.

16.6	No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as hereinbefore provided and then only for the enforcement of such arbitration.

16.7	Pending the submission to arbitration and thereafter until the arbitrator publishes its award, all Parties shall continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

17.    WAIVER

17.1	The failure by any Party to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

18.    COSTS

18.1	Save as otherwise provided in this Agreement, any and all costs, expenses or liabilities to third parties of any of the Parties arising from activities performed under this Agreement or otherwise relating to this Agreement shall be borne by each Party separately and individually. No Party shall be liable or obligated to the other Party(ies) for any such cost, expense or liability.

18.2	Each of the Parties shall bear its own costs and expenses in connection with the preparation and finalisation of this Agreement.

19.    ASSIGNMENT

19.1	No Party will be entitled to assign all or part of its rights and obligations hereunder without the prior written consent of the other Parties.

20.    VARIATIONS AND AMENDMENTS

20.1	No provision of this Agreement may be varied, amended or waived except otherwise agreed to by the Parties in writing.

21.    CO-OPERATION

21.1	In entering into this Agreement, the Parties recognise that it is impractical to make provisions for every contingency that may arise in the course of performance thereof and accordingly the Parties hereby declare it to be their intention that this Agreement shall operate between them with fairness and without detriment to the interest of any of them and if in the course of performance of the obligations under this Agreement any unforeseen unfairness to any part is discovered or anticipated then the Parties hereto shall act in good faith and use their best endeavours to agree to such recourse as may be necessary and equitable to overcome such unfairness.

21.2	Each Party shall sign and execute all documents and do all things necessary or desirable to give effect to this Agreement and will procure that its officers, employees and agents to declare, make, sign or execute all documents and do all things necessary or desirable to give full effect to this Agreement.

22.    COUNTERPARTS

22.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

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IN WITNESS WHEREOF the Parties hereto have hereunto set their hands the day and year first above written.

SIGNED BY	)
SYMPHONY HOUSE BERHAD	)
on behalf of	)
in the presence of	)

SIGNED BY	)
VSOURCE (MALAYSIA) SDN BHD	)
on behalf of	)
in the presence of	)

SIGNED BY	)
VSOURCE INC	)
on behalf of	)
in the presence of	)